Exhibit 4.7

Loan Agreement
Entered into in Petach Tikva as of the 18th day of February 2010

By and between

Entities Within the Migdal Insurance and Financial Holdings Ltd. Group Pro Rata Among Themselves
All as set forth in Appendix A to the Agreement
Whose address is 4 Efal Street, Kiryat Arye, Petach Tikva
Each severally, with respect to its portion of the Loan, as set forth in the Appendix (and not jointly and severally)
(hereinafter, the "Lender")

Of the first part;

And

B Communications (SP1) Ltd. Company No. 514405414 Whose address is 2 Dov Friedman Street, Ramat Gan (Hereinafter, the "Borrower")

Of the second part;

WHEREAS, on October 25, 2009, 012 Smile. Communications Ltd., Company No. 512832742 ("Smile") entered into an agreement (and on February 8, 2010, an addendum to the Agreement was executed) for the purchase (by means of the Purchaser, as defined below) of 814,211,545 ordinary shares par value NIS 1 per share of Bezeq The Israel Telecommunications Corporation Ltd., Company No. 520031931 ("Bezeq"), which, as of February 17, 2010, represent approximately 30.6% of the issued capital of Bezeq (approximately 29.6%, on a fully diluted basis) which shall grant Smile indirect control of Bezeq, as the term "Control" is defined in the Communications Law (Bezeq and Broadcasts), 5742-1982 in effect from time to time (the "Bezeq Purchase Agreement," the "Purchased Shares" and "Control of Bezeq"); and

WHEREAS, the Borrower is a special purpose company, which was established under the full ownership and control of Smile, exclusively for the purpose of holding the Purchaser and performing actions in connection therewith; and

WHEREAS, pursuant to the provisions of the Bezeq Purchase Agreement, concurrently with the provision of the Loan to the Borrower pursuant to this Agreement, Smile intends to complete the acquisition of Control of Bezeq by means of B Communications (SP2) Ltd., Private Company No. 514405398 (the "Purchaser"), a special purpose company (SPC) wholly owned and controlled by the Borrower, whose sole purpose is the acquisition, holding, sale and management of shares of Bezeq, and the performance of all associated and related actions; and

WHEREAS, the Purchaser entered into finance agreements to receive bank financing for the acquisition of Control in Bezeq; and

WHEREAS, the Borrower wishes to receive the Loan (as defined below) from the Lender, which shall be utilized for the Purchaser's purchase of Control of Bezeq and for the purpose of current liquidity balance; and

WHEREAS, the Lender has agreed to provide the Borrower with the Loan, as defined below, against the Borrower's undertakings under this Agreement and subject to the remaining provisions of this Agreement; and

WHEREAS, the parties wish to set forth their agreements in connection with the foregoing in writing;

NOW, THEREFORE, the parties stipulate and agree as follows:

1.	General

1.1.	The preamble and appendices hereto constitute an integral part hereof.

1.2.	The headings of this Agreement are for convenience only and are not to be considered in interpreting this Agreement.

2.	Definitions

In this Agreement, the following terms shall have the meanings as set forth below:

2.1.	"Event of Default"	Each of the events on account of which the Lender may demand the immediate repayment of the Loan, in accordance with the provisions of Section 9 hereof.
2.2.	"Internet Gold"	Internet Gold – Golden Lines Ltd., Company No. 520044264.
2.3.	"Bezeq"	As defined in the preamble hereto.
2.4.	"Collateral"
The encumbrance in favor of the Lender on the Encumbered Account, to secure repayment of the Loan and remaining amounts due to the Lender from the Borrower, and the fulfillment of the Borrower's remaining obligations towards the Lender under this Agreement and under any law.

2.5.	"Bank"
The financing entities (bank/s and/or institutional bodies) with which the Purchaser entered into the Bank Financing Agreement, and all parties on their behalf or in lieu thereof and their transferees, pursuant to the Bank Financing Agreement.

2.6.	"Interested Party"	As defined in the Securities Law, 5728-1968.
2.7.	Law ["din"] -	As defined in the Interpretation Law, 5741-1981, including any relevant permit or license granted by a competent authority and any order or instruction issued by such competent authority.

2.8.	"Loan"
A loan (or loans) in an aggregate amount that shall not be less than NIS 300,000,000 (Three Hundred Million) and shall not exceed NIS 500,000,000 (Five Hundred Million) (principal) which the Lender shall provide the Borrower pursuant to the provisions of this Agreement, and whose repayment terms are as set forth in this Agreement.

2.9.	"Bank Financing Agreement"	An agreement executed by the Purchaser on February 11, 2010, in connection with the provision of the Bank Debt to the Purchaser, including documents signed and/or to be signed by virtue thereof.
2.10.	"Three Parties Agreement"	An agreement dated February 8, 2010, between Smile and the Purchaser (as a company in formation) and between the Borrower (as a company in formation).
2.11.	"Bezeq Purchase Agreement"	As defined in the preamble to this Agreement.
2.12.	"Group Companies"	All of the following companies: Eurocom, Internet Gold, Smile, the Borrower and the Purchaser.
2.13.	"Bank Debt" or "Bank Financing"
Bank financing in the aggregate (principal) amount of up to NIS 4.6 billion, to be provided to the Purchaser by the Bank for the purpose of acquiring Control of Bezeq, in accordance with the Bank Financing Agreement.

2.14.	"Communications Law"	The Communications Law (Telecommunications and Broadcasts), 5742-1982, as amended from time to time.
2.15.	"Encumbered Account"
A current savings account which the Borrower shall open in a bank in Israel, written details of which it shall provide to the Lender prior to the date of provision of the Loan, and which shall be encumbered in favor of the Lender, in accordance with the provisions of this Agreement.

2.16.	"Bank Account"	A current savings account which the Borrower shall open in a bank in Israel, written details of which it shall provide the Lender prior to the date of provision of the Loan.
2.17.	"Banking Business Day"	Sundays through Thursdays (inclusive) on which most of the commercial banks in Israel are open for business.

2.18.	"Eurocom"	Eurocom Communications Ltd., Company No. 510823164.
2.19.	"Borrower"	As defined in the preamble hereto.
2.20.	"Sellers"	The sellers under the Bezeq Purchase Agreement.
2.21.	"Closing Date"
The date of performance and consummation of the purchase transaction pursuant to the Bezeq Purchase Agreement, which shall occur on April 24, 2010, or at an earlier date to be agreed upon by Smile and/or the Purchaser and the Sellers, provided that the Lender is provided at least three (3) business days' prior written notice. The Company may, from time to time, provide the Lender written notice at least 14 days in advance that the Closing Date has been postponed to a date that is later than April 24, 2010, provided that the Closing Date occurs no later than June 30, 2010.

2.22.	"Date of Provision of the Loan"	The date on which the first Installment is provided to the Borrower, in accordance with the provisions of Section 7.2 hereof.
2.23.	"Lender"	As defined in the preamble hereto.
2.24.	"Installment"	As defined in Section 7.1 of this Agreement.
2.25.	"Collateral Documents"	The Debenture set forth in Section 6.3.1.
2.26.	"Free and Clear"
Free and clear of all pledges, encumbrances, attachments, liens, rights of first refusal, tag-along rights, debt, claim, lock-up arrangements (other than pursuant to the Communications Law, Communications Order, and the permits and licenses granted and/or to be granted pursuant thereto) or any third party right.

2.27.	"Smile"	As defined in the preamble hereto.
2.28.	"Repayment of the Loan"
Repayment of the Loan principal, the interest and the linkage differentials and payment of all  of the additional amounts which the Borrower is required to pay the Lender under this Agreement and any law.

2.29.	"Communications Order"	The Communications (Telecommunication and Broadcasts) (Determination of Essential Service Provided by Bezeq The Israeli Telecommunications Corporation Ltd.), 5757-1997, as amended from time to time.
2.30.	"Quarter"	Calendar quarter.
2.31.	"Purchaser"	As defined in the preamble hereto.
2.32.	"Interest"	Stipulated annual interest at a rate to be determined in accordance with the provisions of Section 8.3 of this Agreement.
2.33.	" Arrears Interest"	The Interest plus 3% annually. The arrears interest shall be added to the principal at the end of every six months.
2.34.	"Control"	Except with respect to the term "Control of Bezeq" - as defined in the Securities Law, 5728-1968.
2.35.	"Control of Bezeq"	As defined in the preamble hereto.
2.36.	"Bank's Encumbrances"
The Collateral which the Purchaser and Borrower provided and/or are to provide the Bank to secure repayment of the Bank Debt, as set forth in Section 22 of the Bank Financing Agreement, and the Collateral Documents executed and/or to be executed in accordance therewith.

2.37.	"Term of the Loan"
The term commencing on the Date of Provision of the Loan and ending on the earlier of the following three dates: (a) March 31, 2017; (b) sixty (60) days prior to the agreed repayment date of the entire amount of Credit D, as such term is defined in the Bank Financing Agreement, including in the event the repayment date of Credit D has been advanced, as set forth in Section 5.17.2 of this Agreement; or (3) in any instance of early repayment of the entire amount of the Loan hereunder, on the Early Repayment Date.

3.	The Transaction

The Lender shall provide the Borrower with the Loan on the date and on the terms set forth in this Agreement, subject to the Borrower's satisfaction of its representations and warranties hereunder, all in accordance with the provisions of this Agreement.

4.	Representations and Warranties of Borrower

Without diminishing and/or derogating from any declaration and/or representation and/or undertaking of the Borrower under this Agreement and/or any other agreement and/or document provided and/or to be provided to the Lender in connection with the Loan, the Borrower declares and warrants to the Lender, as of the date of execution of this Agreement, as follows:

4.1.
The Borrower is a private company, which was duly incorporated and is existent and active and registered pursuant to the laws of the State of Israel. The incorporation documents of the Borrower are attached as Appendix 4.1.

4.2.
The Purchaser is a private company, which was duly incorporated, and is existent and active and registered pursuant to the laws of the State of Israel. The incorporation documents of the Purchaser are attached as Appendix 4.2.

4.3.
The Borrower's issued and paid up share capital is 15,000,000 ordinary shares par value NIS 1 per share, and is wholly owned by Smile. In addition, the Borrower has not issued any securities which are convertible into shares and/or has not in any manner undertaken to issue any securities which are convertible into shares. The holdings in the Borrower are (and, at all times until Repayment of the Loan, shall be) Free and Clear.

4.4.
The issued and paid up share capital of the Purchaser is 15,000,001 ordinary shares par value NIS 1 per share, and is wholly owned by the Borrower, and the Purchaser has not issued any securities which are convertible into shares and/or has not in any manner undertaken to issue any securities which are convertible into shares. The Borrower's holdings in the Purchaser are (and, at all times until Repayment of the Loan, shall be) Free and Clear, other than pursuant to the Bank's Encumbrances. The Borrower is the Controlling shareholder of the Purchaser.

The Lender is aware of and agrees that the Bank's Encumbrances also include a lien on shares of the Purchaser and the rights attached to such shares, as set forth in the Bank Encumbrance documents, and that such liens are non-recourse to the Borrower.

4.5.
The Borrower does not operate and/or manage a business and/or activities of any type whatsoever, alone and/or together with another, nor does it hold shares or capital of other companies and/or rights and/or interests in any business, all with the exception of holdings of shares of the Purchaser.

4.6.
The Purchaser does not operate and/or manage a business and/or activities of any type whatsoever, alone and/or together with another, nor does it hold shares or capital of other companies and/or it rights and/or interests in any business, all with the exception of the Purchased Shares.

4.7.
The Borrower does not have any existent, contingent or future obligation or undertaking of any type towards another party, with the exception of (a) undertakings in connection with its execution of the Three Parties Agreement; and (b) undertakings under the Bank Financing Agreement. In addition, the Borrower is not a guarantor in favor of any third party, with the exception of the encumbrance of the shares of the Purchaser pursuant to the Bank Financing Agreement.

4.8.
The Purchaser has no existent, contingent or future obligation or undertaking of any type towards another party with the exception of (a) the Bank Debt; and (b) undertakings under the Three Parties Agreement. In addition, the Purchaser is neither authorized nor permitted to receive credit of any type from any party with the exception of Loans from the Borrower and with the exception of the Bank Debt. In addition, the Purchaser is not a guarantor in favor of any third party and is not authorized or permitted to serve as guarantor for any third party for the repayment of obligations of another/others.

4.9.	The Borrower is not authorized or permitted to employ employees.

4.10.	The Purchaser is not authorized or permitted to employ employees.

4.11.	The Borrower's sole purpose is to wholly own the Purchaser and to act in connection therewith, and it is neither authorized nor permitted to act for another purpose.

4.12.
The Purchaser's sole purpose is to purchase, hold and sell shares of Bezeq, and to manage the aforementioned holdings and perform all related actions, and it is not authorized or permitted to act for any other purpose. It is clarified that the Purchaser may, but is not obligated to purchase additional shares of Bezeq, in addition to the Purchased Shares, in accordance with the provisions of the Bank Financing Agreement ("Additional Shares").

4.13.	The Borrower possesses the legal authority, power and rights to enter into this Agreement and fulfill all the provisions and terms hereof.

4.14.
The Borrower received all the agreements, authorizations, permits and approvals necessary under its incorporation documents and/or applicable law and/or the instruction of any authority, in connection with its execution of this Agreement and for the purpose of realizing its undertakings hereunder, and it is not necessary to receive any further agreements and/or permits and/or approvals, except as required under the provisions of this Agreement.

4.15.
All the Borrower's undertakings pursuant to, as part of and/or in connection with this Agreement are lawful and in full force and effect, and are binding and enforceable against it, pursuant to the terms hereof and the terms of the appendices hereto.

4.16.	The Borrower is not in breach of any contract, document or undertaking to which it is a party.

4.17.
The Borrower's execution of this Agreement and the performance of the undertakings set forth herein do not and will not incur a breach of any contract, document or undertaking to which the Borrower is a party and/or do not constitute and shall not constitute a breach and/or deviation from any provision of the Borrower's incorporation documents.

4.18.
To the best of the Borrower's knowledge, Bezeq has been duly incorporated and validly exists and is registered in accordance with the laws of the State of Israel. In addition, Bezeq's shares are listed for trade on the Tel Aviv Stock Exchange and the Purchased Shares are listed for trade on the Tel Aviv Stock Exchange.

4.19.
To the best of the Borrower's knowledge: (a) subject to receiving the permits and remaining approvals required to complete the purchase of the Purchased Shares pursuant to Law and the Bezeq Purchase Agreement, which [approvals] are to be received prior to the Provision of the Loan, the Bezeq Purchase Agreement, including all the terms thereof, is lawful, valid and binding upon the parties thereto; (b) as of the Closing Date, the Purchaser is entitled to purchase the Purchased Shares pursuant to the Bezeq Purchase Agreement and is entitled to all the rights and shall be bound by all the obligations of the Purchaser under the Purchase Agreement; and (c) with the exception of payment of the consideration for the purchase of the Purchased Shares, as aforementioned, and receipt of the aforementioned permits and approvals, all the terms set forth in the Bezeq Purchase Agreement, which, according to the conditions of the Bezeq Purchase Agreement, are to be satisfied by the date of execution of this Agreement, have been fully satisfied.

4.20.
The Purchaser has met all the terms of the Bezeq Purchase Agreement; it has not breached the Purchase Agreement and, to the best of the company's  knowledge, no breach of the Bezeq Purchase Agreement has occurred.

4.21.
To the best of the Borrower's knowledge, the Sellers have no right to cancel the Purchaser's purchase of all or part of the Purchased Shares, and, to the best of the Borrower's knowledge, they have no grounds to assert rescission of the Bezeq Purchase Agreement.

4.22.
As of the Date of Provision of the Loan and thereafter, the Purchased Shares shall be wholly owned by the Purchaser, Free and Clear (however, with respect to the period following the Date of Provision of the Loan, the term "Free and Clear" in this respect shall not include actions not in the Borrower's control, such as attachments and claims, without derogating from the Borrower's undertakings in this respect), with the exception of the Bank's Encumbrances, and the Purchaser has not assigned any right or performed any other similar action which diminishes the value of the Purchased Shares.

4.23.
No events and/or circumstances have occurred that constitute – or which, over time or after notice or warning is provided, will constitute – an event due to which the Lender may demand the immediate repayment of the Loan, pursuant to the provisions of this Agreement.

4.24.
The Bezeq Purchase Agreement and Three Parties Agreement constitute the sole agreements existing in connection with the purchase of the Purchased Shares, and, apart from the foregoing agreements no other written or verbal agreements exist between the Sellers and Smile and/or anyone on its behalf and/or the Borrower and/or the Purchaser, directly and/or indirectly, in connection with the Purchaser's purchase of the Purchased Shares.

4.25.
With the exception of the Bezeq Purchase Agreement, the Bank Financing Agreement and the Three Parties Agreement, no agreement and/or document has been executed or is to be executed which contain provisions that affect or may affect the Borrower's rights in connection with its shares of the Purchaser and/or the rights in connection with the Purchased Shares and/or the Lender's rights hereunder and/or the Borrower's liabilities towards the Lender and/or the Purchaser's liabilities towards the Bank, including a management agreement, control agreement, voting agreement and/or loan agreement and/or shareholder agreement; and the Borrower hereby undertakes towards the Lender, subject to the provisions of Section 5.4 and Section 5.17 below, that no such agreement or document shall be signed without the Lender's prior written consent.

4.26.
The holdings in the Borrower are as set forth in the shareholdings chart attached as Appendix 4.26. The Group Companies (to the exclusion of Eurocom) are controlled by Eurocom, as set forth in the chart.

4.27.
Attached are reports of the Registrar of Companies with respect to the Borrower and the Purchaser (Appendix 4.27(a)) and updates submitted to the Registrar of Companies and bearing the stamp "received" from the Registrar of Companies (Appendix 4.27(b)). The aforementioned documents, together, correctly reflect the legal and factual status of the Borrower and the Purchaser with respect to the matters set forth in the report.

4.28.	The assets of the Borrower and Purchaser are free of any attachment, lien, claim, undertaking or any third party right, other than pursuant to the Bank Financing Agreement and the Bank's Encumbrances.

4.29.	No shareholder loans of the Purchaser have been provided to Bezeq.

4.30.
The Bank Financing Agreement is in the form attached as Appendix 4.30. The Agreement was duly executed by the Purchaser and, to the best of its knowledge and belief, is signed by the Bank and the Borrower is not aware of any preclusion to receiving the complete Bank Debt in a timely manner, for the purpose of completing the acquisition of Control of Bezeq, subject to satisfaction of all the conditions precedent set forth therein.

4.31.
No action has been made for the liquidation or removal of either of the Borrower or Purchaser from the records of the Registrar of Companies, nor have any motions to liquidate it or for receivership been filed against it, and no appointment of a temporary or permanent special manager, receiver, trustee or other functionary over the Borrower or all or part of its assets has been sought, and the Borrower is not aware of any reason for or intention to institute such proceedings.

4.32.
The Borrower and/or Purchaser are not parties to agreements (written, verbal, by behavior or otherwise) with the interested party/parties therein, with the exception of (a) the Three Parties Agreement; (b) the Bezeq Purchase Agreement; and (c) pursuant to the Bank Financing Agreement.

4.33.
No legal civil or criminal proceedings are pending against the Borrower and Purchaser or against any of their officers, in their status as such, including as part of an arbitration or administrative proceedings, and no investigations of any authorities are being conducted against them, in their status as such, and there are no pending administrative decisions or rulings against them. In addition, the Borrower, Purchaser and their managers, in their status as such, have not received written notice of any intention to file a claim or institute any legal proceedings or initiate an investigation against them in connection with them and/or their activities. The Borrower and the Purchaser are not in breach of the provisions of any Law and/or ruling or decision of any competent court and/or government authority and/or municipal authority.

4.34.
No attachments are imposed on the assets of the Borrower or the Purchaser. No execution proceedings and/or receivership and/or dissolution proceedings (whether temporary or permanent) have been instituted against the Borrower or the Purchaser.

4.35.	As of the execution of this Agreement, Smile has cash and financial assets valued at NIS 600,000,000 (Six Hundred Million Shekels) at least.

4.36.
Prior to the Provision of the Loan, the Borrower has provided and/or shall provide the Purchaser equity capital in an aggregate amount of NIS 1,555,000,000 (One Billion Five Hundred Fifty Five Million Shekels) (the "Equity").

4.37.
The Equity, together with the Bank Financing and together with the Loan, equal or exceed the full amount required to complete the Purchaser's purchase of Control of Bezeq pursuant to the Bezeq Purchase Agreement.

4.38.	The Borrower's representations and warranties under this Section 4 are cumulative, and, in any case do not derogate from one another.

4.39.	The representations and warranties included in this Agreement are correct, complete and accurate.

5.	Undertakings of Borrower

Until such time as the Loan is fully repaid, the Borrower undertakes towards the Lender (or undertakes to cause the following, as applicable), as follows:

5.1.
(a) Any proceeds and/or monies payable to the Borrower from any individual and/or company at any time, with the exception of Smile and/or Internet Gold, shall be paid exclusively to the Encumbered Account; (b) the Borrower shall not withdraw any funds from the Encumbered Account, with the exception of the Permitted Expenses, as defined in Section 5.7, and other than in accordance with the provisions of Sections 6.6 and 5.28.3 of this Agreement.

5.2.	Not to agree to any modification to the Purchaser's incorporation documents which contradict the provisions of this Agreement without the Lender's prior written consent.

5.3.
The Borrower may not declare, pay, distribute or (as applicable) perform or undertake to declare, pay, distribute or perform any management fees and/or dividends and/or other distribution and/or any payments (principal, interest or any other payment) including on account of shareholders loans and/or management fees and/or fees, however they are titled, directly or indirectly, in cash, cash equivalent or in any other manner and/or provide loans of any type whatsoever except (a) subject to performance of the provisions of Section 6.6 of this Agreement regarding the release of funds from the Encumbered Account and the release of funds from the Bank Account, as set forth in Section 6.6.9; and (b) with the exception of the Permitted Expenses, in accordance with the provisions of Section 5.7; and (c) other than pursuant to the provisions of Section 5.28.3.

5.4.
(a) The Borrower shall not have obligations and undertakings except as set forth in Section 4.7 and 5.7 of this Agreement; and (b) the Borrower shall not provide loans or other financing and/or act as guarantor for any third party to guarantee payment of third party obligations and undertakings, without the prior written consent of the Lender, and the Borrower has not provided such loans or signed any guarantees in favor of any third parties or undertaken to provide any such loans or guarantees. The provisions of this Section above shall not apply to (i) a shareholder loan to the Purchaser, which may be provided to the Purchaser on the Closing Date for the purpose of completing the acquisition of control transaction, and additional shareholder loans which the Borrower may provide to the Purchaser from time to time (hereinafter, the "Purchaser's Shareholder Loans"); and (ii) the Borrower's obligations and undertakings towards Smile or Internet Gold, including in connection with Shareholder Loans (principal, interest and linkage differentials, to the extent any exist), which shall be subordinate to the Lender's debt hereunder, and, in any case, shall not be secured by any Collateral, and no proceedings shall be instituted with respect thereto by Smile or Internet Gold, as applicable, and they shall not be repaid, except after the full repayment of the Lender's debt under this Agreement or out of funds to be released from the Encumbered Account, pursuant to the provisions of Section 6.6 of this Agreement (and, to the extent written agreements are executed with Smile and/or Internet Gold in connection with such Loans, the Borrower undertakes to cause the foregoing to be expressed in these agreements); and (iii) by virtue of the Bank's Encumbrances (which are non-recourse to the Borrower, with the exception of the right to realize the lien over the Purchaser's shares).

5.5.
The Purchaser's Shareholder Loan Agreement shall provide that repayment of such loans, which shall be out of the amounts which the Purchaser shall be entitled to release from its bank account, in accordance with the provisions of the Bank Financing Agreement (hereinafter, the "Purchaser's Surpluses") may be demanded "on call" upon the Borrower's demand. The Borrower shall present the Purchaser with a demand for repayment of the amounts, as aforementioned, upon the Lender's demand, provided that the Lender's aforementioned demand is only issued as required for performing the Borrower's undertakings under this Agreement.

5.6.
(a) The Purchaser shall not have any obligations or undertakings, except as set forth in the Bank Financing Agreement, the Three Parties Agreement and the Bezeq Purchase Agreement; (b) the Purchaser shall not provide loans or any other financing and/or act as guarantor in favor of any party to guarantee repayment of third party obligations and undertakings, without the Lender's prior written consent; and (c) the Purchaser has not provided any such loans or signed any guarantees in favor of any third party, nor has it undertaken to provide any loans or guarantees.

5.7.
With the exception of payments to the Borrower, which shall be paid exclusively into the Encumbered Account, and with the exception of the Permitted Expenses, as defined below, the Purchaser shall not make any payment to any party.

In this Agreement, the "Permitted Expenses" mean: (a) obligations and undertakings of the Purchaser and/or the Borrower in connection with management agreements limited to payment of management fees in an amount that shall not exceed an aggregate of NIS 10,000,000 (Ten Million Shekels) per year; and (b) obligations and undertakings of the Purchaser and/or the Borrower in connection with expenses set forth in Sections 21.1(b)(ii) and (iv) of the Bank Financing Agreement; and (c) obligations and undertakings of the Purchaser and/or the Borrower under law.

On the Date of Provision of the Loan and as a condition to providing the Loan, the Borrower shall provide the Lender with irrevocable instructions from the Purchaser to the bank in which the Purchaser's account is managed, authorized by such bank, for payment of the Purchaser's Surpluses exclusively into the Encumbered Account.

It is agreed that out of the monies to be deposited in the Encumbered Account, the Borrower may, without limitation, release the Permitted Expenses deposited therein, provided that prior to such date no provisions of this Agreement shall have been breached and no grounds for demanding the immediate repayment of the Loan shall exist, in accordance with Section 9 of this Agreement (and no circumstances shall have occurred which, upon the lapse of the periods of time stipulated in Section 9, if  stipulated, may give rise to grounds for demanding the immediate repayment of the Loan) (including the Waiting Period, as defined in Section 9, during which the Borrower may only release from the Encumbered Account those expenses out of the Permitted Expenses which are set forth in Section 21.1(b)(ii) of the Bank Financing Agreement).

5.8.
Other than the Bank's Encumbrances, the Borrower shall not create any floating charge of any rank and/or any fixed charges of any rank over its assets (or any portion thereof), and, without derogating from the generality of the foregoing, over the shares of the Purchaser, and it shall not enable the existence of any such floating charge or fixed charge without the Lender's prior written consent.

5.9.
Other than the Bank's Encumbrances and/or encumbrances in favor of the Bank on Additional Shares of Bezeq which shall be held by the Purchaser, if held, the Purchaser shall not create any floating charge of any rank and/or any fixed charges of any rank over its assets (or any portion thereof), and, without derogating from the generality of the foregoing, over the Purchased Shares, and it shall not enable the existence of any such floating charge or fixed charge without the Lender's prior written consent.

5.10.
The Borrower shall not (a) engage and shall not be involved, directly or indirectly, in any occupation or activity of any field, type and form, other than holding shares of the Purchaser and actions related to the foregoing; and (b) without derogating from the generality of the foregoing, it shall not decide upon, approve or agree to any merger or restructuring of (all or part of) its assets or business.

5.11.
The Purchaser shall not (a) engage and shall not be involved, directly or indirectly, in any occupation or activity of any field, type and form, other than holding the Purchased Shares and Additional Shares of Bezeq (to the extent purchased by it) and actions related to the foregoing; and (b) without derogating from the generality of the foregoing, it shall not decide upon, approve or agree to any merger or restructuring of (all or part of) its assets or business.

5.12.
The Borrower and Purchaser shall fulfill all the undertakings and terms in accordance with the consents, permits, licenses and approvals referred to in Section 21.7 of the Bank Financing Agreement, and, to the extent it is within its control, shall ensure that (a) none of such consents, permits, licenses or approvals expires, is cancelled, suspended or terminates (without being renewed) or ceases to be fully valid for any other reason or is materially altered without the Lender's consent; and (b) the Borrower and Purchaser do not violate the terms or provisions of any such consents, permits, licenses or approvals. Without derogating from any provision granting the Borrower and/or Purchaser a remedy period under this Agreement, it is hereby clarified that a violation of the aforementioned terms and provisions which is remedied by the Borrower and/or Purchaser during a cure and/or waiting period, to the extent that such a period exists, shall not be regarded as a breach of an obligation under this Agreement as well.

5.13.
The Borrower and Purchaser shall duly report and submit reports to the tax authorities in a timely manner, all in accordance with the requirements of any law, arrangement or taxation decision and shall pay all the taxes payable by them pursuant to such reports and reporting, or according to a conclusive assessment or taxation arrangement prepared with respect thereto.

5.14.	[Deleted.]

5.15.
Refrain from taking any action or performing any act which may result in the cancellation of the purchase of the Purchased Shares or harm the Purchaser's property rights as owner of the Purchased Shares and/or harm the Lender's rights under this Agreement and/or in connection with the Loan.

5.16.
No modification of the Bezeq Purchase Agreement shall be agreed upon which, in the Lender's opinion may harm its rights, without the Lender's prior written consent, which consent shall not be unreasonably withheld. The Lender shall furnish the Borrower with a written response to the request to modify the provisions of the Bezeq Purchase Agreement (which request shall be furnished to it in writing) within ten (10) Business Days after the Lender receives the Borrower's request in this respect. Notwithstanding the foregoing, it is agreed that a change in the Closing Date, in accordance with the definition of such term in Section 2 above, shall not require the Lender's approval or consent.

5.17.	Modifications to the Bank Financing Agreement

5.17.1.
No direct or indirect modification to the Bank Financing Agreement and/or any document signed and/or to be signed in connection therewith or pursuant thereto and/or addendum to the Bank Financing Agreement shall be agreed upon which,  in the Lender's opinion may harm its rights, without the Lender's written consent, which shall not be unreasonably withheld. The Lender shall provide the Borrower with a response to the request to modify the provisions of the Bank Financing Agreement (which request shall be furnished to the Lender in writing) within ten (10) Business Days after the request is furnished to the Lender. Notwithstanding the foregoing, the Lender hereby agrees in advance to the following modifications to the Bank Financing Agreement: (a) release of collaterals; (b) the Bank's waivers and dispensations to the Purchaser; (c) reduction of the interest rate, expenses or fees; (d) an increase of the debt, exclusively for the purpose of distributing it to the Borrower; (e) deferment of payments of the interest and principal and the increase of interest periods; (f) changes to the Purchaser's minimum shareholdings in Bezeq and/or the method of calculating the Purchaser's shareholdings in Bezeq (without derogating from the provisions of Section 5.22). To the extent the actions set forth in this Section 5.17 result in the receipt of Special Proceeds, as defined in Section 6.6.4.5, the provisions of Section 6.6.4.5 shall apply to the Special Proceeds.

5.17.2.
Notwithstanding the foregoing, the Borrower and the Purchaser may agree to improve the terms of the Bank Debt in favor of the Bank, compared with the form of the Bank Financing Agreement, in one of the following matters, including without the Lender's consent, provided that as a condition thereto, the Borrower provides the Lender, with respect to the Loan, the same improvements in the same proportions by which the terms of the Bank Financing were improved: (a) additional monetary compensation (including interest, fees, kickers and so forth); and (b) shortening the average duration or term of the Credit (other than as part of the mechanisms currently provided in the Bank Financing Agreement).

5.17.3.
Notwithstanding the provisions of Sections 5.17.1-5.17.2, until the Date of Provision of the Loan, the Borrower may perform modifications to the Bank Financing Agreement without limitation, provided that the Borrower provides the Lender written notification of the modifications it wishes to perform to the Bank Financing Agreement at least seven (7) Business Days prior to the Closing Date or the effective date of the modification, whichever is earlier. In such instance, if reference is made to modifications to which the Lender does not agree (including in the event they are modifications agreed pursuant to Section 15.7.1 or modifications pursuant to Section 15.7.2), the Lender may notify the Borrower of the termination of this Agreement, and, inter alia, the Borrower's [the Lender's] obligation to provide the  Lender [the Borrower] with the Loan  pursuant to this Agreement shall expire, and the parties shall have no disputes against one another.

5.17.4.	This Section 5.17 shall not apply to modifications to the Bank Financing Agreement which are technical in nature, which the Borrower shall be entitled to perform without limitation.

5.18.
Provide the Lender with a copy of any notice which the Lender [the Borrower] and/or Purchaser receive from and/or provide the Sellers, and which is required under the provisions of the Bezeq Purchase Agreement, and which has or may have implications for the Lenders' rights hereunder, immediately upon being received by the Borrower and/or the Purchaser or immediately upon being sent to the Sellers, respectively.

5.19.
The Borrower agrees that in the event any of the financial ratios are not satisfied, as such [financial ratios] are set forth in Sections 21.15 and/or 24.18(b) the Bank Financing Agreement in effect as of the date of execution of this Agreement, including all the relevant definitions and provisions contained therein, the provisions of Section 5.20 of this Agreement shall apply.

5.20.	In the event the financial covenants set forth in Section 5.19, or any portion thereof, are breached:

(a)
If the Bank demands the immediate repayment of all or part of the credit pursuant to the Bank Financing Agreement, the breach of the financial covenants shall be deemed to be a breach of this Agreement, including all the implications thereof;

(b)
If the Bank does not demand the immediate repayment of the credit pursuant to the Bank Financing Agreement, the foregoing shall not constitute a breach of this Agreement, nor shall it constitute grounds for demanding the immediate repayment of the Loan, including all the implications thereof. However, in such instance, and as long as the financial covenants are breached: (i) no monies shall be released from the Encumbered Account, as set forth in Section 6.6 hereof; and (ii) the Minimum Financial Cushion shall be increased to a total of 10% of the principal balance of the Loan linked to the index, in accordance with the provisions of Section 8.5 below. The Borrower shall supplement the required amounts to increase the financial cushion to such amount within twenty two (22) Business Days of the Lender's demand. The Borrower's breach of its undertakings under this Section (ii) shall constitute a fundamental breach of this Agreement, and shall grant the Lender full rights, include the right to demand the immediate repayment of the Loan.

(c)
It is clarified that nothing in the increase of the Minimum Financial Cushion, as set forth in Subsection (b), shall derogate from the Lender's rights to act pursuant to Subsection (a), to the extent that the Bank demands the immediate repayment of the Loan at any time.

5.21.
With respect to the shareholding structure attached hereto as Appendix 4.26, the following changes shall not apply ("Change in Control in the Group"): (a) Mr. Shaul Elovitch and Mr. Yosef Elovitch (or thereafter, their family members) shall not cease to directly and/or indirectly hold Control of Eurocom, Internet Gold and Smile; (b) Smile shall not cease to directly hold 100% of the issued capital of the Borrower; (c) the Borrower shall not cease to directly hold 100% of the issued capital of the Purchaser. Without derogating from the generality of the foregoing, there shall be no change in the Borrower's shareholdings in the Purchaser, whether by way of sale, issuance of rights of any type (including shares, options, convertible debentures and so forth) or in any other manner.

5.22.
The Purchaser shall remain the Controlling Shareholder of Bezeq, as such term is defined in the Communications Law (Bezeq and Broadcasts), 5742-1982, as may be in effect from time to time. With the exception of the foregoing, there shall be no restrictions on the sale of shares of Bezeq held by the Purchaser. The proceeds from the aforementioned sale shall be deemed to be Special Proceeds, and the provisions of Section 6.6.4.5 shall apply with respect thereto.

5.23.	The Borrower shall have only two bank accounts; the Bank Account and the Encumbered Account.

5.24.
The following actions shall not be performed by the Borrower, nor shall they be authorized by the competent organ within the Borrower or deemed to be valid without the Lender's prior written consent: (a) issuance of shares in the Lender, with the exception of an additional issuance of shares to Smile, against a capital investment in the Borrower; (b) the transfer of shares of the Borrower; (c) taking out a loan in addition to the Loan that is the subject of the Agreement, with the exception of inferior loans from Smile or Internet Gold, as set forth in Section 5.4; (d) provide guarantees, except pursuant to the Bank's Encumbrances; (e) modify the incorporation documents of the Borrower. Subject to the Bank's consent, the Borrower shall amend its Articles by and no later than the Date of Provision of the Loan, in such a manner as to reflect the foregoing.

5.25.	The Purchaser may act with respect to its Account and cash flow it receives from Bezeq, as set forth in the Bank Financing Agreement (subject to the Borrower's undertaking under this Agreement).

5.26.
The Borrower shall not initiate any proceedings which may harm the Lender's rights under this Agreement and/or the Collateral and/or the Lender's ability to realize its rights under this Agreement and/or the Collateral.

5.27.
Neither the Borrower nor the Purchaser (a) shall take any action for the voluntary dissolution thereof; and (b) they shall not be a party to any split-off or merger, or restructuring, and (c) shall not submit any motion for an arrangement with their creditors and/or for a stay of proceedings against them, all without the Lender's prior written consent.

5.28.	Financial Cushion

5.28.1.
The Borrower undertakes that as of the Date of Provision of the Loan, the Encumbered Account shall, at all times, contain a total of not less than NIS 22,500,000 (Twenty Two Million Five Hundred Thousand New Israeli Shekels), plus linkage differentials, as defined in Section 8.5 below (the Base Index is the last index published prior to the date of execution of this Agreement; hereinafter the "Minimum Financial Cushion").

5.28.2.
In the event the amount deposited in the Encumbered Account is less than the amount of the Minimum Financial Cushion, as it may be at the time (taking into account the provisions of Section 5.20(b)(ii) of this Agreement) for any reason, the Borrower undertakes to redeposit the required amount in the Encumbered Account within 22 Business Days.

5.28.3.
In the event the amount deposited in the Encumbered Account exceeds the Minimum Financial Cushion, as it may be at the time (taking into account the provisions of Section 5.20(b)(ii) of this Agreement) due to the profits accumulated thereon, the Borrower may withdraw the difference, subject to the satisfaction of the following cumulative conditions: (a) prior to such date, no provisions of this Agreement shall have been breached and no grounds shall exist for demanding the immediate repayment of the Loan, in accordance with the provisions of Section 9 to this Agreement (and no circumstances shall exist which, following the periods of time stipulated in Section 9, to the extent stipulated, may become grounds for demanding the immediate repayment of the Loan) (including during the Waiting Period, as defined in Section 9); and (b) there shall be no preclusion at Law to release the requested monies; and (c) there shall be no preclusion to release the monies, pursuant to Section 5.20(b)(i) of this Agreement.

5.28.4.
The Minimum Financial Cushion shall be deposited in (a) an interest-bearing deposit and/or (b) a government bond investment and/or (c) a Treasury Bill (Makam) and/or (d) bonds assigned a rating of at least AA, issued by a Bank in Israel and/or an insurer in Israel, unless approved otherwise by the Lender in writing.

6.	Collateral

6.1.
To secure the complete and timely fulfillment of all the Borrower's obligations towards the Lender under this Agreement and any Law, as a necessary (but not sole) condition precedent to providing the Loan, the Borrower shall provide the Lender with a single first-ranking fixed charge and floating charge, unlimited in amount, over the Borrower's rights in connection with the Encumbered Account.

The Borrower shall instruct the bank in which the Encumbered Account is managed to provide the Lender with all the information which the Lender requests in connection with the Encumbered Account, including by means of the information on the Internet. The Borrower shall not cancel the aforementioned instructions to the Bank until after such time as the Loan is repaid.

The Borrower may not release funds from the Encumbered Account without the prior written consent of the Lender for each release, which consent shall be granted upon the satisfaction of the conditions provided in Section 6.6 (however, it is clarified that in the relationship between the Borrower and the bank in which the Encumbered Account is managed, the Borrower's instructions shall be sufficient for the aforementioned withdrawal of funds, subject to the irrevocable instructions set forth in Section 6.3.3).

In the event immediate payment of the debt is demanded, pursuant to the Lender's right under Section 9 below, and if the Company  fails to repay the debt with respect to which the Lender demanded immediate payment, then, without derogating from the Lender's remaining rights, the Lender shall be entitled to receive (and the Lender shall provide the Bank instructions accordingly) the appropriate amount out of the monies in the Encumbered Account at the time, on account of any amount the Borrower owes and/or may owe to the Lender pursuant to the provisions of this Agreement.

Funds shall be released from the Encumbered Account exclusively in accordance with the provisions of Section 5.28.3, Section 6.6 and Section 5.7.

It is agreed that nothing in this Agreement and/or the documents executed pursuant hereto, including the Debenture set forth in Section 6.3.1, shall directly or indirectly create a lien on the means of control in Bezeq, as defined in the Communications Law, and, inter alia, on the right to receive dividends due from Bezeq.

6.2.	The Borrower undertakes to provide the Collateral to the Lender by the date of Provision of the Loan, at the latest.

6.3.	In the relationship between the parties to this Agreement, the Collateral shall be deemed to have been provided to the Lender on the date the following documents are furnished to the Lender:

6.3.1.
The Debenture, signed by the Borrower, together with a "details of mortgages and encumbrances" form signed by an officer of the Borrower, as required. The Debenture shall be in the form to be agreed upon by the Borrower and the Bank within the Bank Financing Agreement, with the changes to be agreed upon by the parties' legal representatives, suited to the nature of the encumbered asset and the provisions of this Agreement. The "details of mortgages and encumbrances" form shall be in the form to be agreed upon by the parties.

6.3.2.
A copy of the Registrar of Companies records, produced prior to the Date of Provision of the Loan, attesting (a) to the registration of the Collateral within 21 days of the execution of the aforementioned Debenture; and (b) that no lien is recorded on the Borrower's assets, with the exception of the encumbrance of the Purchaser's shares and the rights pursuant thereto in favor of the Bank.

6.3.3.
A letter from the bank in which the Encumbered Account is managed, in the form to be agreed upon by the parties' legal representatives, containing a waiver by the aforementioned bank of rights of set off and lien in connection with the Encumbered Account, as well as irrevocable instructions, pursuant to which upon receipt of the Lender's notice demanding the immediate repayment of the Loan, the Bank will not enable the Borrower to act with respect to the Encumbered Account without the Lender's written consent.

In the event the Collateral is recorded in the Registrar of Companies prior to the Date of Provision of the Loan, then, on the date of recording the Collateral, the Lender shall provide the Borrower's legal representative with a power of attorney for deleting the record in the event the Loan is not provided to the Borrower by the Closing Date, for any reason whatsoever. The power of attorney shall expire automatically and be returned to the Lender on the Date of Provision of the Loan and as a condition to providing the Loan.

6.4.
In the event the immediate payment of the Loan is demanded, as set forth in Section 9 below, then, without derogating from its remaining rights, the Lender may realize all or part of the Collateral, at its discretion, and receive all the amounts which the Borrower is required to pay to the Lender under this Agreement and any Law, including, without derogating from the generality of the foregoing, the Lender's reasonable expenses associated with this Agreement, the collection of the Loan and the realization of the Collateral, as set forth herein.

6.5.	It is clarified that each of the Collaterals is separate and independent, and is not dependent on any other Collateral provided and/or to be provided to the Lender in connection with this Agreement.

6.6.	Release of Funds from the Encumbered Account

6.6.1.
The Borrower may withdraw monies from the Encumbered Account exclusively subject to the Lender's approval, pursuant to the provisions of this Agreement. In the event such approval is granted, the Borrower may withdraw from the Encumbered Account the monies with respect to which the approval was granted, as of the date of the approval and thereafter.

6.6.2.
Twice per year, by May 20 and November 20 of each year, the Borrower may issue the Lender an indicative letter of request for the withdrawal of funds from the Encumbered Account ("Indicative Request"). The amount stipulated in the Indicative Request shall be based on the Borrower's non-binding estimate of the amounts expected to be deposited in the Encumbered Account by June 10 and December 10, respectively (or close to such time).

The Borrower may request the release of funds from the Encumbered Amount more than two times per year and/or on the various dates stipulated above with the Lender's prior written consent, which shall not be unreasonably withheld.

6.6.3.
By June 20 and December 20 of each year (but not before two (2) Business Days prior to the Interest repayment date under this Agreement), the Borrower may issue the Lender a binding letter of request to withdraw funds from the Encumbered Account ("Binding Request"). For the avoidance of doubt, in the event no Binding Request is submitted by such date, the request submitted in accordance with Section 6.6.2 shall have no validity.

6.6.3a.
Notwithstanding the provisions of Section 6.6.2 and 6.6.3, with respect to Special Proceeds, as defined below, there shall be no limitation with respect to the dates of issuance of the Indicative Request and the Binding Request, provided that the Binding Request is submitted at least fifteen (15) days after the date of submittal of the Indicative Request, but not more than thirty (30) days after the date of submittal of the Indicative Request. For the avoidance of doubt, in the event no Binding Request is submitted with respect to any Special Proceeds by such date, the Indicative Request issued with respect thereto shall have no validity.

6.6.4.
In the event all the cumulative conditions set forth above, as applicable, and below, are satisfied, the Lender shall grant written approval for the release of funds from the Encumbered Account ("Lender's Approval"):

6.6.4.1.
Prior to such date, no provisions of this Agreement are breached and no grounds exist for demanding the immediate repayment of the Loan, in accordance with Section 9 of this Agreement (and no circumstances existed which, following the periods of time stipulated in Section 9, to the extent stipulated, may become grounds for demanding the immediate repayment of the Loan) (including during the Waiting Period, as defined in Section 9); and

6.6.4.2.	No preclusion exists at Law to release the requested funds;

6.6.4.3.	No preclusion exists to release the funds, in accordance with Section 5.20(b)(i) of this Agreement.

6.6.4.4.
The Borrower's Total Debt to EBITDA Ratio as of the relevant examination date, on the basis of financial statements, the last of which are the financial statements for the last quarter ending prior to the examination date, and following the release of the funds as requested by the Borrower, does not exceed 3.70 (three and seven tenths), and the Borrower provides the Lender an approval signed by an external accountant confirming the aforementioned financial ratio and the method of calculation thereof.

For purposes of this Section, the "Borrower's Total Debt to EBITDA Ratio" shall mean: (1) Bezeq's Net Financial Debt plus: the number obtained by dividing (a) the Purchaser's and Borrower's credit amounts (the outstanding balance thereof as of the relevant examination date) less the Cash in the possession of the Purchaser and Borrower; by (b) the percentage which the Purchased Shares and Additional Shares, to the extent any exist, represents out of Bezeq's issued and registered capital on the date of calculation; by (2) Bezeq's EBITDA less the EBITDA components pertaining to YES. For the avoidance of doubt, such deduction shall apply as long as YES is not consolidated under Bezeq's financial statements; all – as of the Closing Date and thereafter. For the avoidance of doubt, as of the Closing Date and up to the end of four consecutive quarters, Bezeq's EBITDA shall include results which precede the Closing Date.

The following terms shall have the meaning ascribed to them in the Bank Financing Agreement: "Cash," "YES," "EBITDA," "Net Financial Debt," with the following change: whenever these terms contain the word "Company" in the Bank Financing Agreement, it should be read as the "Borrower and Purchaser."

All the foregoing terms which have not been explicitly defined shall be interpreted in accordance with the Bank Financing Agreement, the generally accepted accounting principles applying to Bezeq and/or the Borrower and/or the Purchaser and/or under Law.

An example for calculating the Borrower's Total Debt to EBITDA Ratio is attached hereto as Appendix 6.6.4.4.

6.6.4.5.
Notwithstanding the provisions of Section 6.6.4.4 above, with respect to the release of funds from the Encumbered Account which originate in (i) Payment by the Purchaser to the Borrower, whether as a dividend, reduction of capital, repayment of shareholder loans and/or in any other manner, which originates in a cash dividend deriving from profits which are not from Bezeq's ongoing operations, which Bezeq distributed to the Purchaser; or (ii) an increase of the Bank Financing by the Purchaser; or (iii) a realization of shares of Bezeq (each of the foregoing: "Special Proceeds"), the amounts to be released to the Borrower out of each Special Proceeds shall be determined as follows:

a.
If the Borrower's Total Debt to EBITDA Ratio as of the relevant examination date and after the release of the Special Proceeds from the Encumbered Account exceeds 3.7 (three and seven tenths), no funds shall be released out of every [payment of] Special Proceeds for the Borrower's use.

b.
If the Borrower's Total Debt to EBITDA Ratio as of the relevant examination date and after the release of the Special Proceeds from the Encumbered Account does not exceed 3.7 (three and seven tenths), 25% out of every [payment of] Special Proceeds shall be released for the Borrower's use.

c.
If the Borrower's Total Debt to EBITDA Ratio as of the relevant examination date and after the release of the Special Proceeds from the Encumbered Account does not exceed 3.4 (three and four tenths), 50% out of every [payment of] Special Proceeds shall be released for the Borrower's use.

d.
If the Borrower's Total Debt to EBITDA Ratio as of the relevant examination date and after the release of the Special Proceeds from the Encumbered Account does not exceed 3.15 (three and fifteen hundredths), 75% out of every [payment of] Special Proceeds shall be released for the Borrower's use.

The following terms shall have the meaning ascribed to them in the Bank Financing Agreement: "Cash," "YES," "EBITDA," "Net Financial Debt," with the following change: whenever these terms contain the word "Company" in the Bank Financing Agreement, it should be read as the "Borrower and Purchaser."

All the foregoing terms which have not been explicitly defined shall be interpreted in accordance with the Bank Financing Agreement, the generally accepted accounting principles applying to Bezeq and/or the Borrower and/or the Purchaser under law.

With respect to the calculation of the financial ratios provided in this Section, notwithstanding the provisions of Section 6.6.4.4, the calculation shall be made on the basis of the last financial statements which the Borrower was required to furnish to the Lender under this Agreement (including in the event they are not the statements for the last quarter ending prior to such date).

The monies from any Special Proceeds which the Borrower may not release from the Encumbered Account, pursuant to the provisions of this Section, shall be applied towards the early repayment of the Loan principal, without any early repayment fee, unless the Lender notifies the Borrower, as part of the Lender's Approval, that it does not desire the aforementioned monies to be utilized for early repayment, as aforementioned, and in such instance, the Borrower may release the monies from the Encumbered Account.

6.6.4.6.
The amounts which the Borrower seeks to release from the Encumbered Account shall be in an amount that shall not exceed the amounts deposited in the Encumbered Account at the time, less the Minimum Financial Cushion.

6.6.5.	The Lender's Approval shall be provided within the following deadlines:

(a)
With respect to a Binding Request which does not deviate from the Indicative Request, or with respect to a Binding Request which deviates from the Indicative Request by up to 25% of the amount provided in the Indicative Request – within two (2) Business Days after the Lender receives the Borrower's request, together with all the details pursuant to Section 6.6.4.

(b)
With respect to a Binding Request which deviates from the Indicative Request by 25% of the amount provided in the Indicative Request or more – within fifteen (15) days after the Lender receives the Borrower's request, together with all the details pursuant to Section 6.6.4.

(c)
With respect to a Binding Request which is submitted without an Indicative Request first being issued – within fifteen (15) days after the Lender receives the Borrower's request, together with all the details pursuant to Section 6.6.4.

In its Approval under this Section, (a) to the extent it does not relate to Special Proceeds, the Lender shall specify whether or not it requests the Borrower to make early repayment of the amounts on account of the Loan principal, pursuant to Section 8.12; (b) to the extent it relates to Special Proceeds, the provisions of the last paragraph of Section 6.6.4.5 shall apply.

6.6.6.
In the event that the conditions set forth in Section 0  for the release of all or part of the funds from the Encumbered Account are not satisfied, no funds shall be released from the Encumbered Account other than as set forth in Sections 5.7 and 5.28.3.

6.6.7.
In any event, the Lender shall not release funds from the Encumbered Account other than in a manner such that at least the Minimum Financial Cushion, as it may be at the time, remains in the Encumbered Account (taking into account the provisions of Section 5.20 hereof).

6.6.8.	[Deleted]

6.6.9.
Whenever the Borrower may not release monies from the Encumbered Account due to the fact that the conditions provided in Section 6.6.4 for doing so are not satisfied, the Borrower may, by ten (10) days' prior written notice to the Lender, make early repayment of amounts equal to the amount to be deposited in the Encumbered Account at the time, less the Minimum Financial Cushion, without an early repayment fee.

Notwithstanding the foregoing, the Lender may notify the Borrower that despite the non-existence of the conditions for releasing the monies from the Encumbered Account, as aforementioned, the Borrower may withdraw monies exceeding the Minimum Financial Cushion from the Encumbered Account, and in such instance, the Borrower's aforementioned right to make early repayment of such amounts shall expire, other than pursuant to the provisions of Section 8.11.

6.6.10.
In the event funds are released from the Encumbered Account and transferred to the Bank Account, the Borrower may perform any action in the Bank Account, including, inter alia, payment of the funds in the Bank Account, without limitation.

7.	Provision of the Loan to the Borrower

7.1.
The Loan shall be provided to the Borrower in up to three (3) installments, as elected by the Borrower (each of these shall hereinafter be referred to as an "Installment"), provided that the amount of the first Installment shall not be less than a total of NIS 300,000,000 (Three Hundred Million Shekels).

7.2.
The first Installment shall be provided to the Borrower on the Closing Date, to the extent it occurs, concurrently with the provision of the Bank Debt to the Purchaser, and subject to the satisfaction of the following cumulative conditions:

7.2.1.
Prior to such date, no provisions of this Agreement shall have been breached and no grounds shall exist for demanding the immediate repayment of the Loan, in accordance with Section 9 hereof (and no circumstances existed which, following the periods of time specified in Section 9, if specified, may become grounds for demanding the immediate repayment of the Loan);

7.2.2.	There is no preclusion at Law to provide the Loan;

7.2.3.	The Lender is provided the Collateral, in accordance with the provisions of Section 6.1 hereof;

7.2.4.	The Lender is provided a letter from the Borrower's attorney, in the form to be agreed upon between the parties;

7.2.5.
The Borrower furnishes the Lender a resolution to amend its Articles, pursuant to Section 5.24, bearing a "received" stamp by the Registrar of Companies, and attorney confirmation attesting to the validity of such resolution;

7.2.6.
The Borrower provides the Lender with a copy of irrevocable instructions from the Purchaser to the bank in which its account is managed, authorized by such bank, for payment of the Purchaser's Surpluses exclusively into the Encumbered Account, as set forth in Section 5.7.

7.2.7.
At least 5 Business Days prior to the Closing Date, the Borrower provides the Lender with a withdrawal request, in accordance with the provisions of Section 7.1 (the "Withdrawal Request"), for an amount which does not exceed the Loan amount (principal).

7.2.8.	The Borrower provides the Lender with the indicative amortization schedule and the interest rates, as set forth in Section 8.3.1 below.

7.2.9.	The Borrower returns to the Lender the power of attorney which was provided to the Borrower's legal representative pursuant to Section 6.3.

7.3.	In the event that the Lender does not receive the Withdrawal Request for the first Installment by the Closing Date, this Agreement shall automatically expire and become null and void.

7.4.
Each additional Installment of the Loan shall be provided to the Borrower within 5 Banking Business Days after the Borrower provides the Lender with a Withdrawal Request with respect thereto, provided that (a) the Withdrawal Request is received by the Lender within 180 days of the execution of this Agreement; and (b) prior to such date, this Agreement was not breached and no grounds existed for demanding the immediate repayment of the Loan, in accordance with Section 9 of this Agreement (and no circumstances existed which, following the periods of time specified in Section 9, if specified, may become grounds for demanding the immediate repayment of the Loan); and (c) no preclusion exists under law; and (d) the Installment amount, together with the Installments provided to the Borrower up to such date (principal), does not exceed the (principal) amount of the Loan.

It is clarified that at the end of 180 days from the execution of this Agreement, the Lender's undertaking to provide the Loan to the Borrower under the terms of this Agreement shall finally and irrevocably expire, with respect to monies on account of the Loan principal which have not yet been provided to the Borrower.

7.5.
Each Installment shall be provided to the Borrower by bank transfer to the Bank Account. Notwithstanding the foregoing, a total of NIS 22,500,000 (Twenty Two Million Five Hundred Thousand Shekels) out of the first Installment shall be provided to the Borrower by bank transfer to the Encumbered Account, and shall serve as the Minimum Financial Cushion.

7.6.
The date on which the amount is deposited in the Bank Account in accordance with the foregoing shall, for all intents and purposes, be regarded as the date on which the Lender provided the Borrower with such Installment.

7.7.	The Borrower declares that it is entitled to provide the Loan to the Borrower under the provisions of this Agreement, and that no preclusion exists under Law to provide the Loan.

8.	Interest, Linkage Differentials and Loan Repayment Dates

8.1.
The outstanding balance of the Loan, as it shall be from time to time, shall bear the Interest and linkage differentials as of the Date of Provision of the Loan (or the date of provision of the Installment, as applicable) up to the end of the Term of the Loan.

8.2.	The Borrower hereby undertakes to repay the Loan (including the Interest and linkage differentials) to the Lender on the dates and the remaining terms as set forth below:

8.3.	The Interest

8.3.1.
The Interest shall be the Base Interest rate, as defined below (the "Base Interest") plus 1.5% annually, but shall not exceed an annual rate of 6.95% (including in the event there is additional interest, in accordance with the provisions of Section 8.13 of this Agreement) and shall not be less than an annual rate of 6.25%.

In this respect, the "Base Interest" shall mean the weighted internal rate of return for Credits B, C and D, as defined in the Bank Financing Agreement, assuming that these Credits were taken at an index-linked interest rate (including if in practice, they were taken at a different mechanism). Such rate shall be calculated on the Closing Date in accordance with the future (aggregate) payment schedule for such Credits, in accordance with the mandatory amortization schedule provided in the Bank Financing Agreement, together with the fees to which the Bank is entitled (with the exception of fees and payments for arranging, underwriting, and management to which Bank Hapoalim Ltd. is entitled for its role of arranger, manager and underwriter); i.e. together with credit provision fees for the aforementioned Credits (at a rate of 0.5%) and payment due in connection with the Option in an amount of NIS 62,500,000, to be calculated on the basis of the presumption that the Option will be realized on a single date and paid in five equal installments as of May 2013.

An Excel file for calculating the Base Interest (both as an electronic file for performing the calculation and as example of the calculation) is attached hereto as Appendix 8.3.1.

Up to 5 Business Days prior to the Closing Date, and as a condition for providing the Loan on such date, the Borrower shall provide the Lender with an indicative, non-binding, amortization schedule and interest rates of Credits B, C and D, as provided to the Borrower by Bank Hapoalim Ltd. in its capacity as Facility Agent (and without Bank Hapoalim assuming any responsibility for such data). In addition, within 30 days of the Date of Provision of the Loan, the Borrower shall furnish the Lender with the aforementioned amortization schedules and interest rates which would have been binding had the Credits all been taken at an index-linked interest rate, for the purpose of calculating the Base Interest.

8.3.2.
Notwithstanding the foregoing, the Interest on the portion of the Loan which is provided to the Borrower after April 30, 2010, shall, in any event, not be less than the average rate (simple accounting) of the gross return of the prices of Galil 0418 and 5472 bonds, as of the date of provision of such portion of the Loan, plus 4.9% per year (and it is clarified that in such instance, no restriction shall apply to the maximum interest rate).

8.3.3.
The Interest shall be calculated as the number obtained by multiplying any relevant amount by the Loan interest rate, divided by 365 or 366 days (based on the year) and multiplied by the number of days in the period with respect to which the calculation is made.

8.4.	Repayment Dates

8.4.1.	The Loan principal shall be repaid in a single payment at the end of the Term of the Loan.

8.4.2.
The Interest shall be paid in an ongoing manner, once every six months, on June 10 and December 10 of each relevant year, up to the end of the Term of the Loan, and at the end of the Term of the Loan together with repayment of the Loan principal.

8.4.3.
Closely  after the Provision of the Loan (or each Installment), the Lender shall provide the Borrower with an amortization schedule for the Loan in accordance with the provisions of this Agreement, with respect to each Installment separately, and the amortization schedule shall bind the Borrower. Notwithstanding the foregoing, with respect to the first Installment, the Lender shall provide the Borrower with the amortization schedule closely after the Lender is furnished with the amortization schedule and interest rates prepared by Bank Hapoalim Ltd., as set forth in Section 8.3.1.

8.5. Linkage Differentials

8.5.1.
The principal and the Interest (including the Arrears Interest) under this Agreement shall be linked to a rise in the Index in comparison with the Base Index, in accordance with the provisions of this Section (in this Agreement, "Linkage Differentials"):

8.5.2.	Any payable amount shall be increased by a percentage equal to the ratio of the Determining Index to the Base Index.

8.5.3.	In this Section:

"Index"
Means the Consumer Price Index (the general index) including vegetables and fruit, published by the Central Bureau of Statistics. In the event this Index is no longer published by the Central Bureau of Statistics, it shall be replaced by an index which is identical or similar in nature which shall be published by the Central Bureau of Statistics (in the ratio to be determined, if determined) or such other index as determined by the Lender.

"Base Index"	The last index published prior to the provision of each Installment (according to the basis average for 2009).
"Determining Index"
The last index published prior to each repayment date, but not less than the Base Index (it is clarified that the Determining Index may be lower than indices published with respect to previous months, but in any event not less than the Base Index).

8.6.
In the event that a particular repayment date of the principal and/or interest is not a Banking Business Day, the repayment date of the relevant payment shall be deferred to the next subsequent Banking Business Day.

8.7.
Any repayment on account of the Loan shall be made by the Borrower via bank transfer to the Bank Account of each party [comprising] the Lender, whose details shall be provided to the Borrower by the Lender in writing at least 5 Banking Business Days prior to the first repayment date of the principal and/or interest, or such other details to be provided thereafter (hereinafter, "Lender's Bank Account"), by 12:00 p.m. of each repayment date. By and no later than 5:00 p.m. of the date on which the bank transfer is performed, the Borrower shall provide the Lender with a copy of the bank transfer form, signed by the Borrower's bank.

8.8.
It is agreed that only amounts deposited in the Lender's Bank Account shall be deemed to be amounts actually repaid by the Borrower on account of the Loan, and that the repayment date of each payment to be made by the Borrower shall be regarded as the date on which the Lender's Bank Account was actually credited for such payment.

8.9.
It is clarified that the Lender is under no obligation to send any notice or demand to the Borrower in connection with the repayment date of any payment on account of the Loan which the Borrower is required to repay in accordance with the Loan amortization schedule or in connection with the amount thereof. However, the Lender may send the Borrower such a notice without the foregoing imposing any obligation or liability on the Lender.

8.10.
Without derogating from any right and/or other relief available to the Lender and/or the Borrower, any amount on account of the principal and/or interest which the Borrower does not pay the Lender on the relevant repayment date shall bear interest at the Arrears Interest rate as of the relevant repayment date and up to the actual repayment date. Notwithstanding the foregoing, to the extent the Borrower pays the amounts in arrears within seven (7) days of the date on which it was required to make the payment, the amount in arrears shall not bear Arrears Interest during such seven days.

8.11.	Early Repayment at the Borrower's Request

8.11.1.	The Borrower may not make early repayment of the Loan or any portion thereof, other than in accordance with the provisions of this Section or the provisions of Section 6.6.9 above:

8.11.2.
With respect to each Installment, during the period commencing from the provision of the Installment and for three (3) years after the date of provision of such Installment, the Borrower may not make early repayment of such Installment or any portion thereof.

8.11.3.	With respect to each Installment, as of three (3) years from the date of provision of each Installment, the Borrower may make early repayment of such Installment, subject to the following conditions:

8.11.3.1.	The Borrower provides the Lender with an early repayment request in writing, at least fifteen (15) days prior to the requested date of early repayment.

8.11.3.2.	The principal amount to be repaid early (each time) shall not be less than a total of NIS 30,000,000 (Thirty Million Shekels).

8.11.3.3.
The Borrower shall pay the Lender an early repayment fee, which shall be equal to the difference (positive only) between the gross return on index-linked Israeli government bonds for a similar average duration for the Term of the Loan as it shall be on the Date of Provision of the Loan, plus 0.85%, and the gross return on index-linked Israeli government bonds for a similar average duration for the remainder of the Term of the Loan, as it shall be on the early repayment date, multiplied by the principal amount of the Loan which was repaid early, and multiplied by the average duration of the remaining Term of the Loan, as it shall be on the early repayment date.

8.11.3.4.	Amounts repaid early under this Section shall be allocated in accordance with the order of allocation set forth in Section 12.

8.12.	Early Repayment Pursuant to Lender's Notice

8.12.1.
In the event the Borrower submits a Binding Request to release monies from the Encumbered Account, as set forth in Section 6.6.3 (and, for the avoidance of doubt, with the exception of a request to release monies from the Encumbered Account which are Special Proceeds), then, as part of the Lender's Approval granted under Section 6.6.5, the Lender may notify the Borrower that it is required to make early repayment of the principal, as set forth in this Section below. No notice by the aforementioned date shall be deemed to be a waiver of the right to demand early repayment of such payment.

8.12.2.	The amount with respect to which the Lender may demand early repayment in accordance with Section 8.12 shall be the higher of:

(a)	NIS 7,500,000 (Seven Million Five Hundred Thousand Shekels), linked to the Index (the Base Index in this respect shall be the last index published prior to the execution of this Agreement);

(b)
25% (Twenty Five Percent) of the amount which the Borrower requests to withdraw, as aforementioned, less the interest paid by the Borrower on the last Interest payment date preceding the date of early repayment.

8.12.3.
Early repayment in accordance with the Lender's notice shall be made within 10 days of the Lender's notice, which is to be issued in accordance with Section 8.12.1, out of the monies in the Encumbered Account, and, in any event, as a condition for releasing the monies from the Encumbered Account pursuant to Section  6.6.

8.12.4.
As of three (3) years from the provision of the first Installment, the Lender may, up to fourteen (14) days prior to each of the interest repayment dates, demand that the Borrower repay, on the next interest repayment date, a Loan principal amount of up to NIS 7,500,000 (Seven Million Five Hundred Shekels) linked to the index (with the Base Index in this respect being the last index published prior to the execution of this Agreement), including in the event the Borrower did not seek to release monies from the Encumbered Account (for the avoidance of doubt, a demand under this Section shall be alternative to the demand under Section 8.12.2).

8.12.5.	It is clarified that:

8.12.5.1.
The principal Loan amounts with respect to which the Lender did not demand repayment as set forth in this Section above, shall only be repaid at the end of the Term of the Loan, without derogating from the Borrower's rights under Section 6.6.9 or Section 8.11.

8.12.5.2.	Early repayment under this Section shall not incur any fee or penalty.

8.12.5.3.
In the event the Lender fails to issue the aforementioned notice on at least one of the dates it was entitled to do so, the Lender shall be entitled to special interest from the Borrower, as set forth below.

8.12.5.4.	The amounts to be paid under this Section 8.12 shall be credited exclusively towards repayment of the principal.

8.13.	Special Interest

8.13.1.
On the last Loan repayment date, the Borrower shall pay the Lender additional special interest, such that the internal rate of return of the Loan principal, without Linkage Differentials ("Target Rate of Return") shall be equal to the rate to be calculated according to the following formula, provided that in any event, the internal rate of return for the Loan principal, without Linkage Differentials, shall not exceed the internal rate of return derived from the stipulated interest rate of 6.95%, payable in accordance with the terms of this Agreement:

  X -    Target Rate of Return.

  A -    Loan interest.

  C -    The ratio of the total principal amount which was repaid as of the payment date of the additional interest (by early repayment, at the Lender's demand as set forth in Section 8.12) to the total principal amount the payment of which the Lender was entitled to demand under Section 8.12 above, as of the payment date of the additional interest.

8.13.2.	The amount payable under Section 8.13.1 shall bear Linkage Differentials, with the Base Index being the last index published prior to the Date of Provision of the Loan.

8.13.3.	An example for calculating the Special Interest under this Section is attached as Appendix 8.13.3.

9.	Demand for Immediate Repayment of the Loan

Exclusively upon the occurrence of one or more of the following events, the Lender may demand the immediate repayment of all or part of the Loan.

In case a portion of the Loan is transferred to entities not included in the Migdal Group, as set forth in Section 13.2.2, a resolution to demand immediate repayment and realization of the Collateral is passed by a majority of parties holding at least 70% of the outstanding balance of the Loan.

Notwithstanding the foregoing, upon the occurrence of an event set forth below, which also constitutes grounds for demanding immediate repayment under the Bank Financing Agreement; and, which, despite the existence thereof, the Bank did not demand immediate repayment, the Lender shall not demand the immediate repayment of the Loan, as aforementioned, other than one hundred (100) days after the date on which the Lender notifies the Borrower that the circumstances set forth in this Section 9 (disregarding waiting or cure periods, to the extent any exist) (the "Waiting Period") have occurred. During the Waiting Period, the Borrower may make early repayment of the full Loan, without penalties or fees, by thirty (30) days' prior written notice to the Lender. Notwithstanding the foregoing, in the event that at any time during the Waiting Period and not less than fifteen (15) days after the date on which it receives the Borrower's notice regarding its desire to make early repayment of the Loan, the Lender notifies the Borrower in writing that it waives its right to demand immediate repayment upon the conclusion of the Waiting Period, the Borrower's right to make early repayment, as aforementioned, shall expire. For the avoidance of doubt, the foregoing is subject to the provisions of Section 5.20 hereof.

In the event of immediate repayment, as aforementioned, the Borrower undertakes to pay the Lender, at its demand, all or part of the Loan amount the payment of which is demanded by the Lender. The Lender may take all the measures it deems necessary to collect the Loan, in particular to realize all or part of the Collateral, in its discretion, in any manner so permitted by Law and at the Borrower's expense, all subject to applicable Law.

      The following are the events:

9.1.
If the Borrower breaches and/or fails to perform: (a) any  condition of this Agreement and/or the Collateral Documents which, in the discretion of the Lender, is a material condition; or (b) any other undertaking which the Borrower undertook and/or is to undertake towards the Lender, whether under this Agreement or under any of the Collateral Documents, which, in the discretion of the Lender, is a material undertaking - all, if such breach is not remedied within 45 days of receiving notice of the breach (for the avoidance of doubt, the provisions of this Section 9.1 do not apply with respect to the specific circumstances set forth in the other Subsections of this Section 9 below, with respect to which the specific arrangements provided in any of the aforementioned Subsections shall apply).

Notwithstanding the provisions of this Section 9.1, the Lender shall be exempt from providing such notice and/or from waiting for the conclusion of the notice period if the Lender believes that providing the notice and/or waiting until the end of the notice period may cause the Lender immediate and material damage, including any instance in which the Lender believes that providing notice and/or waiting until the end of the notice period may derogate from the Lender's possibility of realizing the Collateral. In the event the Lender elects to act as set forth above, it shall provide the Borrower written notice regarding such decision and the reason for its decision, closely after reaching such decision.

9.2.
If it becomes evident that any of the Borrower's representations in this Agreement or the appendices hereto and/or the Collateral Documents which the Lender believes to be material are incorrect or inaccurate, and, at the discretion of the Lender, the breach caused harm or may cause harm to the Lender's rights if not remedied; provided that the Borrower does not remedy the breach within 35 days of the date  the Lender notify the Borrower of the breach.

9.3.
If: (a) The Borrower receives a decision to restructure; or (b) the Purchaser receives a decision to restructure; or if (c) Bezeq receives a decision with respect to a merger, as defined in the Companies Law, 5759-1999, in which Bezeq is the target company, and the foregoing may harm the Lender's rights.

9.4.	If the Borrower and/or Bezeq decide upon voluntary dissolution.

9.5.
If a motion for liquidation is filed against the Borrower and/or the Purchaser and/or Bezeq and/or a liquidation order is issued against the Borrower and/or Purchaser and/or Bezeq; and/or a temporary, permanent or other liquidator and/or special manager and/or trustee is appointed over the Borrower and/or Purchaser and/or Bezeq and/or a motion for a stay of proceedings is filed with respect to the Borrower and/or Purchaser and/or Bezeq and/or an order for such a stay of proceedings is issued, provided that to the extent the provisions of this subsection pertain to motions which were not filed by the Borrower and/or Purchaser and/or Bezeq and/or orders issued ex parte without the consent of the Borrower and/or Purchaser and/or Bezeq, respectively, the Borrower and/or Purchaser and/or Bezeq, as applicable, shall be provided a cure period of 30 days to cancel the motion and/or order, as applicable.

9.6.
If negotiations take place for the formulation of and/or a motion is filed for an arrangement or a settlement proposal, as these terms are defined in Section 350 of the Companies Law, between the Borrower and/or Purchaser and the creditors and/or shareholders of any of the foregoing or between the Borrower and/or Purchaser and a particular class of thereof and/or if such an arrangement or settlement proposal is approved, all, with the exception of internal re-organization or technical changes in capital; provided that to the extent the provisions of this subsection pertain to a motion for an arrangement and/or settlement which is not filed at the initiative and/or with the agreed participation of the Borrower and/or the Purchaser and/or with respect to negotiations in which the Borrower and/or the Purchaser did not participate with its consent, then the Borrower and/or Purchaser, as applicable, shall be provided a cure period of 30 days to cancel the negotiations and/or the aforementioned motions for an arrangement and/or settlement, as applicable;

Or –

If negotiations take place for the formulation of and/or a motion is filed for an arrangement or a settlement proposal, as these terms are defined in Section 350 of the Companies Law, 5759-1999, between Bezeq and its creditors and/or its shareholders or between Bezeq and a particular class thereof and/or if such an arrangement or settlement proposal is approved, all, with the exception of an internal re-organization or technical changes in capital; provided that to the extent the provisions of this subsection pertain to a motion for an arrangement and/or settlement which is not filed at the initiative and/or with the agreed participation of the Borrower and/or Purchaser and/or Bezeq and/or with respect to negotiations in which the Borrower and/or Purchaser and/or Bezeq did not participate with its consent, the Borrower shall be provided a cure period of 30 days to cancel the negotiations and/or the aforementioned motions for an arrangement and/or settlement, as applicable;

9.7.	The Borrower and/or Purchaser and/or Bezeq are removed from the records of the Registrar of Companies.

9.8.
The Borrower and/or Purchaser and/or Bezeq are registered in the Registrar of Companies records as a company in breach, as such term is defined in Section 362a of the Companies Law, 5759-1999, and such breach is not remedied within 7 Business Days of the date the Borrower is provided notice of the breach by the Lender.

9.9.
A motion is filed for the receivership of the Borrower's property and/or the Purchaser and/or all or a Substantial Portion of Bezeq's Property and/or such a receivership order is issued and/or a permanent and/or temporary and/or other receiver is appointed over the Borrower's property and/or Purchaser and/or over all or a Substantial Portion of Bezeq's Property; provided that to the extent the provisions of this subsection pertain to motions that were not filed by the Borrower and/or Purchaser and/or Bezeq and/or to orders issued ex parte, the Borrower shall be provided a cure period of 45 days to cancel the aforementioned motion and/or order, as applicable.

With respect to this subsection and Section 9.10 below:

"A Substantial Portion of Bezeq's Property" shall mean 10% of the value of Bezeq's activity, with the value of activity being calculated, exclusively for the purpose of this definition, by multiplying Bezeq's EBITDA (as such term is defined in Section 6.6.4.4) by 5.7.

9.10.
An attachment is imposed or similar execution proceedings are instituted with respect to the Borrower's property and/or Purchaser and/or all or a Substantial Portion of Bezeq's Property (as defined above);

And/or

An attachment is imposed or similar execution proceedings are instituted  with respect to one of the Collaterals provided and/or to be provided to the Lender, all or a substantial portion thereof.

[The foregoing is] provided that to the extent the provisions of this subsection pertain to orders issued ex parte, the Borrower shall be provided a cure period of 45 days to remove the attachment.

9.11.	The Borrower is late in paying an amount under this Agreement, and such breach is not remedied within 14 (fourteen) days.

9.12.	There is a Change in Control of the Group (as such term is defined in Section 5.21 above), at any time, for any reason.

9.13.
The Borrower fails to provide the Lender with balance sheets, periodic financial statements, accounting books and other documents pertaining to its state of affairs, as set forth in this Agreement, within 21 days of the date the Lender provides written notice of the breach, or if the Borrower and/or Purchaser breach the instructions of the competent authorities to furnish and/or publish various reports and documents required by Law, and the Borrower and/or Purchaser, respectively, fail to remedy such breach within the time prescribed by the relevant authority.

9.14.
There is a change to the incorporation documents of the Borrower and/or Purchaser which, in the Lender's absolute discretion, will harm the Lender's rights in connection with the Loan and/or the Lender's rights under this Agreement and/or the Collateral Documents and/or the Borrower's liabilities towards the Lender under this Agreement and the Collateral Documents. It is clarified that nothing in the foregoing derogates from the provisions of Section 5.25.

9.15.
Bezeq's shares are, for any reason, not traded on any of the following stock exchanges for a consecutive period of thirty (30) days: the Tel Aviv Stock Exchange, the London Stock Exchange (LSE) or any stock exchange in the United States.

9.16.
The general license for the provision of domestic fixed line telecommunication services which was granted to Bezeq pursuant to the Communications Law ("General License") is adversely modified in a manner which constitutes a Material Change to the Nature of Activity, or the General License is cancelled and/or if any other permit granted and/or to be granted to Bezeq under the Communications Law is cancelled or adversely modified in such a manner that would constitute a Material Change to the Nature of Bezeq's Activity, as defined in Section 9.18, all except if the circumstances described in this Section occurred as a result of an act or omission of the Lender.

9.17.	An event, or series of events occurs which constitute a sale and/or transfer, in any manner, of Bezeq's Material Activity.

For purposes of this Section 9.17, "Bezeq's Material Activity" shall mean any assets and/or rights of Bezeq (and/or of any of the corporations included in its statements) whose relative contribution to the value of Bezeq's activity exceeds 10%. The value of Bezeq's activity shall be calculated, exclusively for the purposes of this definition, by multiplying Bezeq's EBITDA (as defined in Section 6.6.4.4) by 5.7.

9.18.
An event, or series of events occurs which constitute a Material Change to the Nature of Bezeq's Activities, which is any change with respect to Bezeq's areas of activity such that Bezeq ceases all or a substantial portion of its operations in any of the three following areas of activity: the domestic telecommunications sector, the cellular sector, the international calling and internet services sector ("Material Change to the Nature of Bezeq's Activity").

9.19.
Bezeq and/or Pelephone Communications Ltd. and/or Bezeq International Ltd. failed to make a timely payment in accordance with the amortization schedules to debenture holders and/or Bezeq and/or Pelephone Communications Ltd. and/or Bezeq International Ltd. breached an undertaking to make a payment to any bank, in an amount which shall not be less than NIS 300 million, all if the aforementioned non-payment or breach are not cured within 30 days of such non-payment and/or breach.

9.20.	Whenever immediate repayment of the Bank Debt is demanded pursuant to the terms of the Bank Financing Agreement.

For the avoidance of doubt, it is clarified that the Lender's right to demand the immediate repayment of the credit amounts and to take action against the Borrower to collect the credit amounts with respect to each of the instances set forth in this Section, including all the subsections hereof, is a separate right, and the occurrence of one of the events above is sufficient for the Lender's aforementioned rights to be exercised.

10.	Undertaking to Provide Reports and Information

10.1.	The Borrower undertakes to routinely maintain accounting books in accordance with generally accepted accounting principles.

10.2.
   The Borrower shall permit the Lender to examine and inspect all the ledgers, financial documents and accounts pertaining to its activity and assets, in a reasonable manner and upon prior coordination with the Borrower.

10.3.	The Borrower shall provide the Lender with the following reports:

10.3.1.	No later than April 10 of each year, the Borrower's audited consolidated financial statements for the previous year, including a profit and loss statement, balance sheet and cash flow statement.

10.3.2.	Within 70 days of the end of each of the first, second and third quarters, the Borrower's reviewed consolidated quarterly statements.

10.3.3.
Within twenty (20) days of the provision of the aforementioned financial statements and with respect to the data included therein, the Borrower shall provide the Lender with an approval signed by it and an external accountant, confirming the financial ratios set forth in Section 5.19 and including the method of calculation thereof.

10.3.4.	Each quarter – a copy of the Borrower's bank account statements documenting all the activity in the account.

10.3.5.
Subject to the provisions of any Law, any other relevant information in connection with the Borrower and the Purchaser and which is in the Borrower's possession which the Lender reasonably requests to receive, at the Lender's request.

10.3.6.
All the audited statements set forth in this Section shall be audited by one of the Big Four accounting firms in Israel, in accordance with generally accepted accounting principles, and while applying a uniform accounting policy.

10.3.7.	Any additional financial statement which the Purchaser furnishes to the Bank in accordance with the Bank Financing Agreement, with the exception of Eurocom's financial statements.

10.4.	In addition to the foregoing, the Borrower undertakes to notify the Lender immediately upon becoming aware of the occurrence of the events set forth below:

10.4.1.
Any imposition of an attachment on the Purchased Shares and/or shares of the Purchaser and/or any imposition of an attachment on the assets of the Borrower and/or Purchaser, with respect to a debt exceeding an aggregate amount of NIS 100,000. The Company  further undertakes to immediately notify the Lender of any instance in which a right is claimed in connection with the Purchased Shares and/or shares of the Purchaser and/or any proceeding pertaining to execution and/or prohibitory injunctions and/or mandatory injunctions and/or attachment orders and/or other proceedings instituted for realization of the Purchased Shares and/or shares of the Purchaser, and to take action at its expense, immediately and without delay, to cancel such action;

10.4.2.
The occurrence of an Event of Default, without taking into account cure and/or waiting periods, to the extent determined, with a reasonable description of the details thereof and actions taken or being taken (if at all) for the remedy thereof;

10.4.3.	Any change of its name and/or address;

10.4.4.
Any claim, arbitration, and administrative or regulatory proceedings against the Borrower and/or Purchaser and/or with respect to any one of them (including notification of any threats of lawsuit, arbitration or proceedings, as aforementioned, to be provided to the Lender immediately after the Borrower becomes aware of the threat);

10.4.5.
A notification by the Bank regarding a breach of the Bank Financing Agreement (without taking into account the days included in the waiting and/or cure period, if and to the extent agreed) with a reasonable description of the details thereof and the actions taken or being taken (if at all) for the remedy thereof.

10.4.6.
Any time after the Date of Provision of the Loan, the Borrower undertakes to provide the Lender with a copy of any material demand and/or notice it and/or the Purchaser receives from any authority, including the Ministry of Communications and the Securities Authority, in connection with the management of the Borrower's or Purchaser's business, including holding shares of the Purchaser or the Purchased Shares, and in connection with the permits required by Law with respect thereto.

11.	Lender's Rights and Borrower's Liabilities

11.1.
The Borrower hereby undertakes to sign or to cause to be signed, at the Lender's first demand, all the documents required by Law from time to time to grant validity to any of the provisions of this Agreement and/or any of the appendices hereto.

11.2.
In the event the Lender is entitled to demand the immediate repayment of the Loan, regardless of whether the Lender exercised such right, the Lender may act as it so determines and at its reasonable discretion, but subject to prior written notice to the Borrower, as follows:

11.3.
Perform examinations, alone or by means of its representatives or a third party, regarding any matter pertaining to the Borrower and the Purchaser and their financial condition. The Lender may charge the Borrower for any reasonable expense which may be associated with such action, and the Borrower undertakes to compensate the Lender for such amounts (and the Collateral shall also be utilized to secure repayment of these amounts).

11.4.
Upon demanding the immediate repayment of the Borrower's debt to the Lender pursuant to Section 9 - to take any action against the Borrower as so determined by the Lender, which is available to the Lender under this Agreement and/or the Collateral Documents and/or applicable law.

11.5.
In the event the Lender applies to the judicial courts to collect the amounts due and or to become due to it by the Borrower, the Lender may, as it so determines, split its claim for repayment of all the debts hereunder or a portion of the debts hereunder, and each of the amounts claimed by the Borrower shall constitute grounds which are separate and independent of any other portion of the debts under this Agreement.

11.6.	It is clarified that nothing in the provisions of this Section 11 shall derogate from the Lender's or Borrower's rights under applicable law.

12.	Allocation of Payments

Any payment received under this Agreement in the event the immediate repayment of the Loan us demanded, including as a result of the realization of  the Collateral, shall be credited in the following order (the first before the last):

12.1.	Payment of the Lender's expenses in connection with the Loan and/or the collection thereof, including realization of the Collateral.

12.2.	Payment of the Arrears Interest.

12.3.	Payment of the Interest.

12.4.	Payment of the Linkage Differentials.

12.5.	Payment of the Loan principal.

12.6.	Payment of any other amount to which the Lender is entitled from the Borrower.

13.	Transfer of Rights

13.1.	The Borrower may not assign and/or transfer all or part of its rights and/or obligations under this Agreement, and any such assignment and/or transfer shall be invalid.

13.2.	At any time after the Provision of the Loan, the Lender may assign and transfer all or part of its rights and/or obligations under this Agreement, in accordance with the following:

13.2.1.	To the entities set forth in Sections 2 or 3 of the First Addendum to the Securities Law, 5728-1968, which are controlled by Migdal Insurance and Financial Holdings Ltd. – without limitation.

13.2.2.
To banking corporations and/or to entities set forth in Sections 2 or 3 of the First Addendum to the Securities Law, 5728-1968, which are acting on behalf of themselves, provided that (a) following such transfer, the transferee shall hold not less than NIS 100,000,000 (One Hundred Million Shekels); and (b) the Lender and/or entities set forth in Section 13.2.1 shall remain the holders of more than 30% of the outstanding balance of the Loan; and (c) the transfer shall not create a legal preclusion to the continued existence of the Loan.

The transfer, as set forth in this Section 13.2, shall not harm or affect any of the Borrower's rights and/or undertakings under this Agreement, including any tax implications, and the transferee also undertakes towards the Borrower all of the obligations and undertakings hereunder, and shall be entitled to all the rights hereunder.

13.3.
In the event the Lender wishes to transfer the Loan or any portion thereof in accordance with Section 13.2, the foregoing shall be done with the consent of the Borrower, who may object to the foregoing for reasonable reasons to be provided in writing.

14.	Taxes and Mandatory Payments; Bearing Expenses

In the event immediate payment of the Borrower's debt to the Lender is demanded pursuant to the provisions of this Agreement, the Borrower undertakes to pay the expenses associated with the collection of the amounts due and/or to be due to the Lender under this Agreement and the execution thereof (including in connection with the realization of the Collateral), including reasonable legal expenses and attorney fees incurred by the Lender in the event of a breach of this Agreement and/or a demand for immediate repayment of the Loan and which, to the extent a judicial proceeding is conducted for the collection of the debt, are also approved  by a court, and the Borrower shall be required to repay the foregoing to the Lender within 7 days of the Lender's first demand, together with interest at the rate stipulated in this Agreement, as of the date of payment thereof by the Lender and up to the actual date of full payment. It is clarified that the Collateral also secures repayment of these amounts.

15.	Miscellaneous

15.1.
The Borrower shall bear its expenses associated with this Agreement, and, on the date of execution of this Agreement, shall pay the Lender's legal expenses to the Amit, Pollak, Matalon & Co. Law Firm in connection with the drafting of this Agreement, as agreed by the parties in advance and in writing.

15.2.
To the extent there are changes to any law pertaining to this Agreement, including, and particularly, the provisions of the Pledge Law, 5727-1967, in a manner which would require the performance of reasonable actions for the purpose of granting validity to the provisions of this Agreement, including, and particularly, the Collateral, the parties shall discuss the necessary changes and, with the Borrower's consent, which shall not be unreasonably withheld, it shall perform any reasonable action and shall sign any document reasonably required in writing by the Lender for such purpose.

15.3.	The parties undertake to perform all the actions and sign any documents required for the performance of this Agreement.

15.4.	Each party undertakes to act in good faith in performing its undertakings and exercising its rights under this Agreement.

15.5.	The headings of this Agreement are for convenience only; they do not constitute any part thereof and are not to be considered in interpreting this Agreement.

15.6.
This Agreement contains, represents, combines and expresses all the terms agreed between the parties. Any promises, guarantees, written or verbal agreements, undertakings or representations regarding the subject matter of this Agreement which were given or made by the parties prior to the execution of this Agreement and which are not explicitly expressed herein shall not add to, derogate from or modify the obligations and rights set forth in this Agreement or arising herefrom, and the parties shall not be bound by them as of the date of execution of this Agreement.

15.7.
No behavior by a party hereto shall be deemed to be a waiver of any of its rights under this Agreement or any law, or as a waiver or consent to any breach or non-fulfillment of a particular term, unless the waiver, consent, deferral, modification, cancellation or addition is made explicitly and in writing.

15.8.
In case any one of the provisions contained in this Agreement shall be held to be unenforceable and/or invalid for any reason, this shall not affect the other provisions of this Agreement, and the parties shall act to perform this Agreement in the spirit and language hereof, including replacing the unenforceable and/or invalid provision with an alternative provision the outcome and effect of which are essentially identical, provided that the foregoing does not affect the economic principles of this Agreement.

15.9.	The Borrower waives any right of set off it may have against the Lender from time to time, if any right so exists.

15.10.	The Lender's [accounting] books shall be used as prima facie evidence in connection with all matters related to this Agreement.

15.11.
The Lender's representative with respect to this Loan Agreement shall be Migdal Insurance Company Ltd. (the "Lender's Representative"), by the Head of the Investment Division as he/she shall be from time to time, and by up to two additional employees of the Lender's Representative of whose appointment for the purposes of this Section the Lender (by the Lender's Representative) shall notify the Company ("Employees of the Lender's Representative"). Until such time as the Lender notifies otherwise, the Employees of the Lender's Representative shall be Marius Boyom and Sarit Finkel.

15.1.1.
Each of the Lenders set forth in Appendix A to this Agreement hereby irrevocably empowers the Lender's Representative for all intents and purposes pursuant to this Agreement, in connection with the provision of instructions, the granting of authorization and receipt of notices under this Agreement.

15.1.2.
In light of the foregoing, the Company's notice to the Lender's Representative shall be deemed to be a notice to all the parties [comprising the] Lender set forth in Appendix A (hereinafter, the "Parties Comprising the Lender"), and a notice by the Lender's Representative to the Company shall be deemed to be a notice sent by all Parties Comprising the Lender.

15.1.3.	The Company shall not accept a notice or other instructions from any of the Parties Comprising the Lender, but only from the Lender's Representative.

15.1.4.
Any action which the Lender may perform in accordance with its rights under this Loan Agreement shall be performed by all Parties Comprising the Lender and in coordination amongst them, and shall be provided to the Company by the Lender's Representative, as aforementioned.

15.1.5.
Whenever the Lender's consent, approval or signature is required, the Lender's Representative's consent, approval or signature shall be deemed to be binding consent, approval or signature received from all the Parties Comprising the Lender. It is hereby clarified that the Lender shall provide the Company a single answer, on behalf of all the Parties Comprising the Lender, to any request which is addressed to it by the Company under the provisions of this Agreement.

15.1.6.	It is clarified that nothing in this Section derogates from the liability of the Parties Comprising the Lender being several and not joint liability as set forth in this Agreement.

15.12.
No modification, amendment and/or addition to this shareholders agreement shall be valid unless made in writing and signed by the parties. No verbal agreement to cancel the provisions of this Section shall be valid unless and to the extent made in writing and duly signed by the parties.

15.13.
The competent court in Tel Aviv with subject-matter jurisdiction shall have the sole and absolute jurisdiction with respect to all matters pertaining to this Agreement, including any dispute pertaining to the validity, interpretation, enforcement etc. of this Agreement.

15.14.
The addresses of the parties to this Agreement shall be as designated in the preamble to this Agreement or any address of which any of the parties notifies the other party. Notices between the parties in connection with this Agreement shall be provided in writing. Notices sent to the address of one of the parties shall be deemed to have been delivered to the addressee within seventy two (72) hours after having been sent by registered mail. Notices sent by facsimile shall be deemed to have been delivered one Business Day after having been transmitted, provided that the transmitting party presents fax confirmation of the transmission of the notice, and, if delivered by hand, upon delivery.

IN WITNESS WHEREOF, the parties hereto affix their signature:

B. Communications (SP1) Ltd.	Migdal Insurance Company Ltd. For profit-participation policies
Migdal Insurance Company Ltd. For Nostro
Migdal Makefet Pension and Provident Fund Ltd.
Migdal Management of Provident Funds Ltd.
New Makefet Provident Fund Management Ltd.
Yozma Pension Fund for Self Employed Ltd.

Signature Confirmation

I, the undersigned, Miri Kimhi-Goldstein, Adv., who serves as the legal counsel for the Borrower, hereby confirm that the Agreement was duly executed by the Borrower, by means of Messrs. Or Elovitz, ID No. 038475117 and Amikam Sorer, ID No. 59821983, who are duly authorized to sign on behalf of the Borrower and bind it to this Agreement. The aforementioned parties' signatures on this Agreement obligate the Borrower for all intents and purposes.

 ___________________________
          Signature and stamp